Exhibit 99.1



                                   CENTENNIAL




                                        For further information, please contact:
                                                                Peter W. Chehayl
                                                         Chief Financial Officer
                                                       Centennial Communications
                                                             1305 Campus Parkway
                                                              Neptune, NJ  07753
                                                         (732) 919-1000 ext. 379



                        CENTENNIAL CELLULAR CORP. REPORTS
                         RECORD FISCAL 1999 YEAR RESULTS




Neptune, NJ - July 13, 1999 (NASDAQ: CYCL) Centennial Cellular Corp. announced today record results for revenue, recurring EBITDA and subscriber additions for the year ended May 31, 1999 for both domestic cellular and Puerto Rico integrated communications services. Total Company revenues increased 57 percent to $369.2 million, from $235.8 million for the prior fiscal year. Earnings before interest, taxes, depreciation, amortization and recapitalization costs (recurring EBITDA) were $183.5 million, an 85 percent increase from the prior year.

Fiscal year recurring EBITDA for Centennial's domestic operations increased 47 percent to $127.4 million from $86.7 million in the same period last year. Fiscal year recurring EBITDA for Centennial's Puerto Rico operations increased more than four-fold to $56.1 million from the same period last year.

"Both of Centennial's businesses showed tremendous gains for the quarter and the fiscal year," said Michael J. Small, president and chief executive officer. "We now have digital technology deployed in 89 percent of our domestic markets and 100 percent of the Puerto Rico market. We are positioned well for continued rapid growth."

The deployment of digital technology and the launch of digital rate plans contributed to the addition of a record 67,900 new customers in the domestic operation. Total revenue per customer remained at a domestic cellular industry leading level of $69 per month as a result of strong roaming traffic and increased usage.

Network enhancements also supported the rapid growth of Centennial de Puerto Rico, a fully integrated communications provider of wireless, wireline and Internet services. The installation of a second switch and the fourth CDMA carrier, as well as 60 new fiber route miles, fueled the addition of 64,000 wireless customers and a six-fold increase in wireline revenue during fiscal 1999. Wireless usage per customer increased to 436 minutes per month, a level that indicates significant substitution of wireless for wireline usage. Centennial de Puerto Rico also became the first wireless recipient of Federal Universal Service funds, which traditionally went to wireline carriers. For the Puerto Rico operations, fiscal 1999 total revenue per subscriber was $89, compared to $90 in fiscal 1998.

The consolidated net loss for the year ended May 31, 1999 was $80.2 million after recapitalization costs of $52.8 million and extraordinary loss of $35.1 million, net of tax, compared to a net loss of $31.9 million for the year ended May 31, 1998. After dividends payable on preferred stock, the Company's basic and diluted net loss per common share was $1.96 and $0.84 for the years ended May 31, 1999 and 1998, respectively.

Revenue from Centennial's domestic wireless business was $241.9 million for the year ended May 31, 1999, an increase of $60.4 million or 33 percent over revenue of $181.5 million for the year ended May 31, 1998. Recurring EBITDA for the year ended May 31, 1999 in Centennial's domestic wireless business was $127.4 million, an increase of $40.7 million or 47 percent above the year ended May 31, 1998.

Revenue from the Company's Puerto Rico wireless and wireline businesses for the year ended May 31, 1999 was $127.2 million, an increase of $72.9 million above the $54.3 million for the year ended May 31, 1998. Recurring EBITDA in the Puerto Rico operations for the year ended May 31, 1999 was $56.1 million, an increase of $43.6 million above the $12.5 million for the year ended May 31, 1998.

The Company's wireless subscribers at May 31, 1999 were 454,100 as compared to 322,200 at May 31, 1998, an increase of 131,900 subscribers or 41 percent. Domestic wireless subscribers increased by 67,900 to 320,600 subscribers at May 31, 1999, due to internal growth.

Subscribers of the Company's Puerto Rico wireless system totaled 133,500 and 69,500 at May 31, 1999 and 1998, respectively. The Company's Puerto Rico wireless subscriber growth accounted for 49 percent of the Company's total subscriber increase.

On January 7, 1999, CCW Acquisition Corp., a Delaware corporation organized at the direction of Welsh, Carson, Anderson & Stowe VIII, LP, merged with and into Centennial (the "Merger"). Centennial continued as the surviving corporation in the Merger.

Centennial is one of the largest independent wireless telecommunications service providers in the United States and Puerto Rico with approximately 10.8 million Net Pops. Centennial's domestic cellular operation has 5.8 million Net Pops. Centennial de Puerto Rico is a fully integrated provider of communications services in Puerto Rico, utilizing a PCS license that covers 3.8 million Pops in Puerto Rico and the U.S. Virgin Islands, and a CLEC license to operate throughout Puerto Rico. In addition, the Company owns minority shares representing approximately 1.2 million Net Pops in certain other cellular operations controlled and managed by other cellular operators.

Welsh, Carson, Anderson & Stowe (WCAS) and an affiliate of the Blackstone Group are controlling shareholders of Centennial. WCAS is a private investment firm based in New York and founded in 1979. WCAS currently manages over $8 billion in private equity capital and focuses primarily on the information services and healthcare industries. The Blackstone Group is a New York based private investment bank whose current corporate investment vehicle, Blackstone Capital Partners III Merchant Banking Fund, LP, has approximately $3.8 billion in committed capital.

                   CENTENNIAL CELLULAR CORP. AND SUSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                             (Amounts in thousands)


                                                                Three Months Ended                 Twelve Months Ended
                                                          -------------------------------     -----------------------------
                                                                      May 31,                             May 31,
                                                              1999             1998              1999             1998
                                                          -------------    --------------     -----------     -------------
REVENUE:
     Service revenue - Domestic                               $ 65,164          $ 46,737       $ 236,951         $ 177,999
     Service revenue - Puerto Rico                              38,528            18,245         123,950            53,098
     Equipment sales - Domestic                                  1,758               812           4,951             3,503
     Equipment sales - Puerto Rico                               1,110               317           3,299             1,216
                                                          -------------    --------------     -----------     -------------
                                                               106,560            66,111         369,151           235,816
                                                          -------------    --------------     -----------     -------------

COSTS AND EXPENSES:
     Cost of equipment sold - Domestic                           4,696             3,122          18,354            15,623
     Cost of equipment sold - Puerto Rico                        2,933               700           4,711             1,229
     Cost of services - Domestic                                 7,690             5,419          26,651            24,226
     Cost of services - Puerto Rico                              6,795             3,329          23,181            13,740
     Sales and marketing - Domestic                              7,257             4,878          29,560            22,561
     Sales and marketing - Puerto Rico                           5,977             2,828          21,978            13,313
     General and administrative - Domestic                      11,368             7,709          39,906            32,422
     General and administrative - Puerto Rico                    6,694             4,233          21,312            13,494
     Depreciation and amortization - Domestic     (1)            4,897            20,631          67,282            81,402
     Depreciation and amortization - Puerto Rico                12,097            10,926          47,414            32,792
     Recapitalization costs    (2)                              (6,021)                -          52,831                 -
                                                          -------------    --------------     -----------     -------------
                                                                64,383            63,775         353,180           250,802
                                                          -------------    --------------     -----------     -------------

OPERATING INCOME (LOSS)                                         42,177             2,336          15,971           (14,986)
                                                          -------------    --------------     -----------     -------------

INCOME FROM EQUITY INVESTMENTS                                   2,150             3,226          11,502            13,069
(LOSS) GAIN ON DISPOSITION OF ASSETS                              (383)               (3)          8,031                 5
INTEREST EXPENSE - NET                                          39,140            11,669          87,693            43,470
                                                          -------------    --------------     -----------     -------------

   INCOME (LOSS) BEFORE INCOME TAX BENEFIT,
     MINORITY INTEREST AND EXTRAORDINARY ITEM                    4,804            (6,110)        (52,189)          (45,382)

INCOME TAX LIABILITY (BENEFIT)                                   3,294               (70)         (6,820)          (13,597)
                                                          -------------    --------------     -----------     -------------

   INCOME (LOSS) BEFORE MINORITY INTEREST AND
     AND EXTRAORDINARY ITEM                                      1,510            (6,040)        (45,369)          (31,785)

MINORITY INTEREST IN LOSS (INCOME) OF SUBSIDIARIES                 139               175             281              (162)
                                                          -------------    --------------     -----------     -------------

   INCOME (LOSS) BEFORE EXTRAORDINARY ITEM                       1,649            (5,865)        (45,088)          (31,947)

EXTRAORDINARY LOSS ON EARLY EXTINGUISHMENT
   OF DEBT, NET OF INCOME TAXES OF (16,698)    (2)               5,447                 -         (35,079)                -
                                                          -------------    --------------     -----------     -------------

   NET INCOME (LOSS)                                           $ 7,096          $ (5,865)      $ (80,167)        $ (31,947)
                                                          =============    ==============     ===========     =============


    (1) Effective March 1, 1999, Centennial prospectively changed its amortization period for cellular telephone licenses from ten years to forty years to better reflect the period over which the economic benefits of the cellular licenses are expected to be realized. The Company also prospectively changed its amortization period for the difference between the cost of its equity investments and the underlying book value from ten years to forty years to better reflect the period over which the economic benefits of the equity investments are expected to be realized.


    (2) In the fourth quarter of fiscal 1999, the Company reduced recapitalization costs as a result of actual costs incurred being less than those previously estimated. Also during the fourth quarter, the Company reduced the extraordinary loss on early extinguishment of debt due to a change in the effective tax rate of the Company.



                           CENTENNIAL CELLULAR CORP.
                                   STATISTICS
                                  May 31, 1999
                      ($000's, except per subscriber data)




                                                For the Quarter Ended              For the Year Ended
                                              5/31/99          5/31/98           5/31/99         5/31/98
                                              -------          -------           -------         -------
DOMESTIC

Subscribers                                   320,600          252,700           320,600         252,700
Net Gain - Subscribers                         11,300           14,800            67,900          65,700
Revenue per Average Customer                      $70              $63               $69             $69
Penetration                                      5.5%             4.7%              5.5%            4.7%
Churn                                            2.2%             1.7%              2.0%            1.8%
MOU's per Customer                                104              104               105             101
Cost to Acquire per Activation                   $310             $254              $302            $294
Capital Expenditures                          $12,778           $7,633           $37,908         $38,996


PUERTO RICO

Wireless Revenue                              $33,428          $16,992          $109,523         $51,483
Wireline Revenue                               $6,210           $1,570           $17,726          $2,831
Wireless Subscribers                          133,500           69,500           133,500          69,500
Net Gain - Wireless Subscribers                16,100            8,900            64,000          52,600
Revenue per Average Wireless Customer             $87              $84               $89             $90
Penetration                                      3.3%             1.9%              3.3%            1.9%
Churn                                            3.2%             5.7%              3.5%            5.0%
MOU's per Wireless Customer                       446              390               436             358
Capital Expenditures                          $20,807          $18,480           $65,496         $90,304
Fiber Route Miles                                 328              268               328             268


REVENUES

Consolidated                                 $106,560          $66,111          $369,151        $235,816
Domestic                                      $66,922          $47,549          $241,902        $181,502
Puerto Rico                                   $39,638          $18,562          $127,249         $54,314


RECURRING EBITDA

Consolidated                                  $53,150          $33,893          $183,498        $99,208
Domestic                                      $35,911          $26,421          $127,431        $86,670
Puerto Rico                                   $17,239           $7,472           $56,067        $12,538
